Exhibit 99.1

PRESS RELEASE

EMCORE Completes Sale of Non-Strategic Product Lines to Photonics Foundries, Inc.

ALHAMBRA, CA, October 12, 2023 – (GLOBENEWSIRE) EMCORE Corporation (Nasdaq: EMKR), the world’s largest independent provider of inertial navigation solutions to the aerospace and defense industry, announced today the completion of the sale of Broadband segment product lines and its Defense Optoelectronics products to Ortel LLC, a wholly-owned subsidiary of Photonics Foundries, Inc. The Broadband lines include the Company’s cable TV, wireless, and sensing products. The transaction excludes the Company’s Chips business, wafer fabrication facilities, and all assets not primarily related to the product lines that were sold.

The signing and closing of the transaction with respect to all U.S. assets occurred simultaneously. Within 45 days following the closing of the transaction, the Company will transfer to the buyer all of the equity interests of each of the Company’s subsidiaries in Hong Kong and China.

Jeffrey Rittichier, EMCORE’s President and CEO commented, “With the sale of the Broadband product lines, EMCORE has completed its transition into a pure-play supplier of inertial navigation solutions to the Aerospace and Defense industry. Photonics Foundries has purchased substantially all of the assets and liabilities that primarily relate to our Broadband products and we wish them great success going forward.” Rittichier went on to say, “We’d also like to announce that we completed production of last time orders for our Chips business on schedule and that we shut down our wafer fab operations. We are continuing to work with interested parties on a sale of wafer fab assets and the chip products business line.”

Nat Mani, CEO and Managing Partner of Photonics Foundries, Inc. stated, “We’re very excited to acquire EMCORE’s Broadband and Defense Optoelectronics business units. The team is incredibly pleased about the relaunch of the Ortel brand and the opportunity to continue its market-leading reputation as a premier optical technology leader in linear optics, RF over fiber, narrow bandwidth lasers, and complex sensing applications. We look forward to providing customers with supply continuity and further innovation with a seamless transition of both people and technology for many years to come.

As a result of the transaction, EMCORE expects its last-time-buy revenues to aggregate approximately $7 million, of which $1.3 million was recognized as revenue through June 30, 2023, and the majority of which relates to the Company’s chip business. The portion of the remaining projected last-time buys that were previously announced by EMCORE on May 24, 2023, were transferred to the buyer in connection with the transaction.

For further details of the transaction please reference EMCORE’s Form 8-K filed October 12, 2023.

About EMCORE

EMCORE Corporation is a leading provider of inertial navigation products for the aerospace and defense markets. We leverage industry-leading Photonic Integrated Chip (PIC), Quartz MEMS, and Lithium Niobate chip-level technology to deliver state-of-the-art component and system-level products across our end-market applications. EMCORE has vertically-integrated manufacturing capability at its facilities in Alhambra, CA, Budd Lake, NJ, Concord, CA, and Tinley Park, IL. Our manufacturing facilities all maintain ISO 9001 quality management certification, and we are AS9100 aerospace quality certified at our facilities in Alhambra, Budd Lake, and Concord. For further information about EMCORE, please visit https://www.emcore.com.

Forward-looking statements:

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include statements regarding EMCORE's plans, strategies, goals and business prospects; the terms and conditions of the transaction; the anticipated benefits to EMCORE of the transaction; and EMCORE’s updated expected revenue pursuant to last-time-buys. These forward-looking statements are based on management's current expectations, estimates, forecasts, and projections about EMCORE and are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements, including without limitation, the following: (a) the risks related to the sale of the Broadband and Defense Optoelectronics business lines, including without limitation the failure to achieve or fully realize the anticipated benefits of the transaction, third-party costs incurred by us related to the transaction, and risks associated with any liabilities related to the transaction or assets or business retained by us in the transaction; (b) any disruptions to our operations as a result of the transaction and/or other restructuring activities; (c) risks related to costs and expenses incurred in connection with restructuring activities and anticipated operational costs savings arising from the restructuring actions; (d) risks related to the loss of personnel; (e) risks related to customer and vendor relationships and contractual obligations with respect to the transaction and/or the shutdown of the Company’s chip business; (f) risks and uncertainties related to the Company’s current expectations with respect to potential revenues arising from last-time buys for sales under the Company’s chip business; (g) risks related to the closing of the Company’s manufacturing support and engineering center in China; (h) actions by competitors; (i) risks and uncertainties related to applicable laws and regulations; and (j) other risks and uncertainties discussed under Item 1A - Risk Factors in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022, as updated by our subsequent periodic reports. Forward-looking statements contained in this press release are made only as of the date hereof, and EMCORE undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law or regulation.

Investor Contact:

EMCORE Corporation

Tom Minichiello

Chief Financial Officer

(626) 293-3400

investor@emcore.com